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                   324 South 400 West Salt Lake City, UT 84101
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   Telephone (888) 349-3475 Fax (801)328-0542 General e-mail: info@cmecut.com
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July 27, 1999

Douglas Fonnesbeck
IHC, Inc.

Re: Agreement to develop software

Dear Douglas,

As per your ongoing conversation with Larry Nybo of our office, it is understood:

That in exchange for valuable consideration, in the amount of $12,000, our office will develop and deliver to IHC on of before September 30, 1999 a beta version of new medical imaging software. (The details and functionality of this software will be spelled out in a separate memorandum.)

All rights title and interest to this software will remain the property of Commercial Concepts, Inc.. IHC, Inc. is hereby granted a user license for up to 30 operating rooms. IHC will provide all of the requisite hardware for the system, and Commercial Concepts will provide the specifications for the hardware and technical support.

As the product is revised and improved, IHC will be provided upgrades until such time as the product is ready for market.

If the above meets with your approval please signify by signing below and returning a copy of this document to our office.

Thank you.

Best regards,

George Richards                       Accepted /s/ Douglas Fonnesbeck
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                                               Douglas Fonnesbeck for IHC, Inc.